Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NextGen Acquisition Corp. II in Amendment No. 3 of Form S-4 (File No. 333-259574) of our report dated February 10, 2021, except for the effects of proposed initial public offering discussed in Notes 1 and 3, the Private Placement Warrants discussed in Note 4 and the surrender of Class B ordinary shares discussed in Note 8 as to which the date is March 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NextGen Acquisition Corp. II as of January 18, 2021 and for the period from January 11, 2021 (inception) through January 18, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

December 3, 2021